                                                  Exhibit 99.1

Supernus Pharmaceuticals Appoints James Kelly as Chief Financial Officer

Greg Patrick to Retire as Chief Financial Officer

ROCKVILLE, Md., October 5, 2020 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced the appointment of James Kelly as Chief Financial Officer, effective October 12, 2020. Mr. Kelly brings to Supernus over 25 years of biopharmaceutical industry experience, including most recently as Chief Financial Officer and Treasurer of Vanda Pharmaceuticals Inc. Mr. Kelly will be responsible for developing and leading Supernus’ financial operations and strategy to effectively support the Company’s growth. Greg Patrick, who will be retiring from his role as Supernus’ Chief Financial Officer, will remain an advisor to the Company to assist with the transition.

“Jim brings to Supernus a proven track record of financial leadership experience, including nearly 10 years as chief financial officer of a public biopharmaceutical company,” said Jack Khattar, President and CEO of Supernus. “Jim’s financial and business expertise will be invaluable as we advance our company forward. We are thrilled to have him join us at such an exciting time."

Mr. Kelly is a highly qualified biopharmaceutical executive who brings strong skills and experience in the financial stewardship of publicly-traded companies, development and commercialization of pharmaceutical products, execution and management of strategic transactions and collaborations and significant capital markets experience funding growth companies. Most recently, Mr. Kelly was the Chief Financial Officer of Vanda Pharmaceuticals, a public biopharmaceutical company from 2010 to 2020. Prior to joining Vanda, Mr. Kelly was Vice President, Controller at Medimmune, a biotechnology subsidiary of the AstraZeneca Group, where he managed global financial accounting and reporting. He joined MedImmune as Director of Sales and Marketing Finance in 2006. Prior to MedImmune and beginning in 2000, Mr. Kelly was at Biogen serving in research & development finance roles of increasing responsibility, most recently as the Director of Planning and Operations. From 1997 to 2000, Mr. Kelly was a member of the corporate finance team at Aetna Inc. responsible for mergers and acquisitions and treasury management. He began his life sciences career in 1991 with Janssen Pharmaceutica, a division of Johnson & Johnson. Mr. Kelly holds an M.B.A. in Finance from Cornell University and a B.S. in Business Administration from the University of Vermont. In addition, he is a Chartered Financial Analyst.

"On behalf of Supernus’ employees and Board of Directors, I want to thank Greg for his years of dedicated leadership, financial discipline, numerous contributions to Supernus and his commitment to a smooth transition of the financial reins of the Company," added Mr. Khattar. “Since joining Supernus as Chief Financial Officer in 2011, Greg has built a strong team, established the Company on a solid financial foundation, and guided the Company through two successful product launches, numerous financings and a significant acquisition.”

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy; Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy; APOKYN® (apomorphine hydrochloride injection) for the acute treatment of hypomobility in advanced Parkinson’s disease (PD); MYOBLOC® (rimabotulinumtoxinB) for the treatment of cervical dystonia and treatment of chronic sialorrhea in adults; and XADAGO® (safinamide) as an adjunctive treatment to levodopa/carbidopa in PD patients with hypomobility. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-812 for the treatment of ADHD; SPN-830 for hypomobility in PD; SPN-820 for treatment-resistant depression; and SPN-817 for the treatment of epilepsy.

See full Prescribing Information for our products here: Trokendi XR, Oxtellar XR, APOKYN, MYOBLOC, and XADAGO.

All trademarks are the property of their respective owners.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:
Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com